Exhibit 10.13

March 1, 2011
Mr. Chet Staron, CEO
Topline Energy Systems
2251TopLine Way
Brooksville, FL 43604

Re:           Letter of Understanding

Dear Mr. Staron:

This Letter of Understanding will provide the general terms and conditions under which TopLine Energy Systems, LLC or assigns (“TopLine”), a Florida limited liability company, and Cyclone Power Technologies, Inc. (“Cyclone”), including its subsidiary, Cyclone-WHE LLC (“C-WHE”), will work together to build prototype WHE-25 model engines over the following several months. This letter will also provide an understanding of how the parties wish to move forward towards a broader manufacturing agreement for future engine development and production.

For the clarification of all parties:

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Cyclone has provided to C-WHE in return for approximately 80% of C-WHE’s equity, a worldwide, exclusive license to manufacture, market and sell Cyclone engines for the specific purpose of waste heat recovery systems (including industrial, vehicular and landfill systems). C-WHE will also manufacture and sell engines to Phoenix Power Group LLC (“Phoenix”), a licensee of Cyclone to power their waste motor oil power generators, as well as other customers to be determined in the future.

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Cyclone will receive from C-WHE certain development fees for the improvement and integration of the engine technology, and will receive distributions from C-WHE as profits commence. Until and unless Cyclone owns less that 51% of C-WHE, there will be no license fees due from subsidiary to parent on the sales of the engines.

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In the near term, it is the objective of Cyclone to complete final development and designs for the WHE-25 engine, which will allow C-WHE to produce the first 12 or more prototype WHE-25 engines. Approximately 6 of these will be sold to Phoenix for use in a waste motor oil power generator. The remaining 6 WHE-25 engines will be used by C-WHE for integration with waste heat recovery beta systems at specific pilot sites. The baseline engine for both these applications will be the same; however, the Phoenix engines will also include a combustion chamber for the burning of liquid fuels.

Based upon these understandings, Cyclone currently desires TopLine to assist in the completion of the designs of individual parts and/or components for the WHE-25 engine. This will include:

•	Review of all design drawings provided by Cyclone to TopLine;

•	Consultation with Harry Schoell on observations regarding potential design flaws or suggested improvements to the durability, functionality and manufacturability of the engines; and

•	Other engineering services that Cyclone in good faith requests or TopLine in good faith suggests towards the successful development of the WHE-25 engine.

Upon the completion of design drawings for individual parts and/or components, the parties will commence prototype production for 12 complete engine sets. Work will begin on each specific part after each party has signed-off in writing to the final designs, or any other protocols reasonably requested by TopLine.

It is Cyclone and C-WHE’s desire that TopLine either produce all parts for each of the 12 engines, or if the parties agree that Cyclone can purchase or produce certain parts cheaper and more efficiently, finish such Cyclone-provided parts at TopLine’s facility (including matching specs, hard coating, etc.).  Assembly of the 12 engines will take place at Cyclone’s facility, unless the parties subsequently agree that some or all engines should be assembled at TopLine’s facility. The parties may also determine that one or more visits to each other’s facilities during this process may be necessary.

It is C-WHE desire to have parts for 12 completed engines within 60 days of this letter; provided however, both parties understand that there may be delays caused by design changes and other improvements that are not currently contemplated.

In addition to completing 12 working engines, the goals of this initial prototyping process are to:

•	Commence the transfer of intellectual property and know-how to TopLine to allow for a more efficient transition into production manufacturing and assembly;

•	Review all parts and components for potential operating or manufacturing flaws; and

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Provide a Rough Order of Magnitude (ROM) cost estimate for the production of engines in quantities of 100 units, 1,000 units and 10,000 units. This ROM estimate is important for both C-WHE and its customer, Phoenix, to generate business plans for product deployment; and therefore, TopLine will try to provide it within 30 days of this Letter.

TopLine will bill C-WHE for the initial 12 engine parts at TopLine’s cost to manufacture the parts. The invoices will be payable 75 days from delivery to and acceptance by C-WHE of the finished parts. C-WHE will inform TopLine of any visible or apparent flaws in the delivered parts within 5 business days of receipt.

Cyclone and C-WHE understand that TopLine will not make a profit on the initial 12 engines, and will most likely expend considerable of its own funds and resources on the project. TopLine has agreed to make this important investment in the commercialization of Cyclone’s engines because it believes in the future potential of the technology.  Cyclone and C-WHE acknowledge this investment and, provided that TopLine can provide the initial 12 engine parts to Cyclone’s reasonable satisfaction and demonstrate a commitment to the future commercialization of production engines, desire to provide the following long-term assurances to TopLine:

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TopLine will become C-WHE’s “Preferred Manufacturer” of the WHE-25. Under this designation, TopLine will produce all WHE-25 engines required by C-WHE or by C-WHE’s customers that buy these engines from C-WHE.

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As Preferred Manufacturer, TopLine and C-WHE will work together to limit costs and increase margins along each step of the manufacturing process. The parties understand that the relationship will not work unless both parties are able to make a fair and reasonable profit on the production and sale of the engines, which will subsequently be determined by the parties in good faith.

•	Such costs and prices will be reviewed by both parties in good faith after the first 100 units, 1,000 units and 10,000 units are produced. Costs and prices will also be reviewed annually.

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After the third full year of engine production or 10,000 units are produced, whichever is first, C-WHE may seek quotes from other manufacturers, either in the US or internationally. TopLine will have the first right of refusal to match such pricing to remain Preferred Manufacturer. Cyclone and C-WHE understand that quality control, prior working relationships and other intangible factors are integral components in choosing a manufacturer, and therefore, such considerations must be included in all future discussions.

•	The parties do not intend for this structure to be construed as price fixing, price collusion or otherwise, and should any such issue arise, the parties may re-evaluate their pricing structure.

The parties also wish to pursue other opportunities, which include:

•	Expanding the manufacturing relationship to other engines and projects that may arise in the future;

•	Working together and with other parties on grant opportunities and other funding for Cyclone, including a possible direct investment in Cyclone or C-WHE by TopLine or its affiliates/principals;

•	Creating press and media announcements to support Cyclone and its business objectives, including a press release announcing the current letter of understanding;

•	Having TopLine sponsor the Land Speed Record (LSR) car, and GG-Mom boat.

It is our pleasure to present this letter of understanding to TopLine and believe that the working relationship that arises from it will be a long and successful one for all parties involved.

This letter of understanding signifies a statement of intent to collaborate but is not intended to be legally binding or to give rise to any other rights or obligations until a formal contract is executed by both parties.  This letter of understanding does not constitute an offer by either party to acquire or sell any asset arising out of the business relationship and does not constitute a partnership or other legal combination of the parties.   The terms set out in this letter of understanding are an expression of the current intention of the parties for the production of 12 engines.  Both parties agree that a formal contract shall be executed if production expends beyond the initial 12 engines. All matters concerning this Letter of Understanding and any contracts arising therefrom shall be governed by Florida law.  Venue shall be in Hernando County, Florida.

Sincerely Harry Schoell, Chairman & CEO Cyclone Power Technologies, Inc.

Accepted by:

/s/ Chet Staron

Chet Staron, CEO
TopLine Energy Systems, LLC
Date: 3-1-11